Exhibit 10.1
AMENDMENT NUMBER 4 TO OFFICE SUBLEASE
     THIS AMENDMENT NUMBER 4 TO OFFICE SUBLEASE (“Fourth Amendment”) is made and entered into as of the 10th day of June, 2011 (the “Effective Date”), by and between AIRSIDE BUSINESS PARK L.P., a Pennsylvania limited partnership (“Landlord”) and MICHAEL BAKER JR., INC., a Pennsylvania corporation (“Subtenant”).
RECITALS:
     WHEREAS, Landlord and Subtenant entered into an Office Sublease (the “Sublease”) dated as of August 6, 2001 pursuant to which Subtenant currently leases all of Building No. 100 (“Building #100”) in the Airside Business Park (the “Business Park”) in Moon Township, Allegheny County, Pennsylvania (the “Building #100 Premises”); and
     WHEREAS, Landlord and Subtenant amended the Sublease pursuant to: (i) an Amendment to Office Sublease dated as of December 23, 2002 (the “First Amendment”); (ii) an Amendment Number 2 to Office Sublease dated as of December 23, 2002 (the “Second Amendment”); and (iii) an Amendment Number 3 to Office Sublease dated as of February 19, 2003 (the “Third Amendment”) (the Sublease as amended by the First Amendment, Second Amendment, Third Amendment and this Fourth Amendment, hereinafter sometimes referred to as the “Sublease”); and
     WHEREAS, Landlord and Subtenant desire to further amend and restate the Sublease pursuant to the terms of this Fourth Amendment.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual premises hereinafter set forth, the parties agree as follows:
     1. The above recitals are incorporated herein as if set forth fully in their entirety.
     2. All capitalized terms not otherwise defined in this Fourth Amendment shall be as defined in the Sublease.
     3. The terms and provisions contained within this Fourth Amendment shall become effective on June 1, 2011 (the “Fourth Amendment Commencement Date”).
     4. Expiration Date. The Term of the Sublease shall be extended so that the Expiration date shall be May 31, 2023, subject to Article 3.

     5. Base Rent. Base Rent shall be paid pursuant to the following schedule and as further described in Article 4:

Period	Annual Base Rent	Monthly Base Rent
June 1, 2011 through	$16.50 RSF	$160,879.13
January 31, 2013	or
	$1,930,549.50

February 1, 2013 through	$18.50 RSF	$180,379.63
January 31, 2014	or
	$2,164,555.50

February 1, 2014 through	$19.75 RSF	$192,567.44
January 31, 2016	or
	$2,310,809.25

February 1, 2016 through	$20.75 RSF	$202,317.69
January 31, 2018	or
	$2,427,812.25

February 1, 2018 through	$21.75 RSF	$212,067.94
January 31, 2020	or
	$2,544,815.25

February 1, 2020 through	$22.50 RSF	$219,380.63
January 31, 2023	or
	$2,632,567.50

February 1, 2023 through	$11.25 RSF	$109,690.32
May 31, 2023	or
	$1,316,283.75
     6. Option to Extend. Section 3E of the Sublease is deleted in its entirety and replaced with the following:
          6.1 Subtenant is hereby granted the option to extend the term of this Sublease for two (2) additional periods of five (5) years (the “Extension Term”). The Extension Terms shall be for no less than 100% of the Premises, and shall be upon the same terms and conditions of this Sublease, except that Base Rent shall be the then fair market rental value of the Premises as determined pursuant to Paragraph 6.2 below. To exercise the Extension Term options, Subtenant must not be in Default at the time it exercises each option and must give written notice (the “Extension Notice”) to Landlord that Subtenant is exercising each option at least twelve (12) months before the end of the initial Term, or the first Extension Term, as applicable.
          6.2 Extension Term Rent. The Base Rent during each Extension Term (“Extension Term Rent”) shall be the then fair market rental value of the Premises (the “Market Rent”). For purposes hereof, the Market Rent shall mean the amount that a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as rents (including initial monthly rent and rental increases) for each Extension Term, as of the commencement of each Extension Term, taking into consideration the quality, size, design, and location of the Premises, the rent for comparable premises located in the Moon Township/Coraopolis, Pennsylvania area and tenant inducements, such as rent abatements and improvement allowances, then available in such area. Landlord and Subtenant shall have thirty

(30) days after Subtenant gives the Extension Notice to agree upon the Market Rent and the Extension Term Rent. If Landlord and Subtenant are unable to agree upon the Market Rent and the Extension Term Rent within said thirty (30) day period, then within ten (10) days after the expiration of the said thirty (30) day period, Landlord and Subtenant will each appoint a real estate appraiser with at least five (5) years’ full-time commercial/office appraisal experience in the Pittsburgh, Pennsylvania area to appraise the Market Rent. Each party shall bear the fee of its own appraiser. If either Landlord or Subtenant does not appointment an appraiser within ten (10) days after the other has given notice of the name of its appraiser, the single appraiser appointed will be the sole appraiser and will set the Market Rent. If two appraisers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the Market Rent. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they will appoint a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the Market Rent. Landlord and Subtenant will bear one-half (1/2) of the third appraiser’s fee. The third appraiser must be a person who has not previously acted in any capacity for either Landlord or Subtenant. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers will set the Market Rent. If a majority of the appraisers are unable to set the Market Rent within thirty (30) days after selection of the third appraiser, the three appraisals will be averaged and the average will be the Market Rent. Once Market Rent is determined, the applicable Extension Term Rent will then be calculated in accordance with the formula above. Notwithstanding anything to the contrary herein, Subtenant may elect to rescind the exercise of its option to extend the term of Sublease if the Market Rent and Extension Term Rent as determined in accordance herewith are unacceptable to it upon written notice to Landlord of such rescission within ten (10) business days after receipt by Subtenant of written notice of the applicable Market Rent and Extension Term Rent for the proposed Extension Term.
     7. Tenant Allowance.
          7.1 Subtenant shall furnish plans and specifications (“Plans”) for remodeling of the Premises (“Subtenant’s Work” or “Work”) for Landlord’s prior approval which shall not be unreasonably withheld, conditioned or delayed and shall be given to Subtenant within two weeks of receipt of the Plans from Subtenant. The approval by Landlord of the Plans shall not constitute the assumption of any liability on the part of Landlord for their compliance or conformity with applicable building codes and the requirements of this Sublease or for their accuracy, and Subtenant shall be solely responsible for such plans and specifications. In addition, the approval by Landlord of the plans and specifications shall not constitute a waiver by Landlord of the right to thereafter require Subtenant to amend the same to provide for any corrections or omissions by Subtenant of items required by building codes. All Work shall be performed in a first class, workmanlike manner.
          7.2 Upon its approval of Subtenant’s Plans, Subtenant shall select contractors, subcontractors, consultants, vendors, architects, and engineers, subject to Landlord’s reasonable approval (collectively, the “Approved Contractors”) which shall not be unreasonably withheld, conditioned or delayed. Subtenant shall, prior to starting its Work, provide Landlord with evidence of insurance for the Approved Contractors adding Landlord as an additional insured under their policy, and a copy of a building permit issued by Moon Township.

          7.3 For the purpose of completing Subtenant’s Work, Landlord will provide an allowance (“TI Allowance”) of One Million Four Hundred Four Thousand and Thirty Six Dollars ($1,404,036.00). The TI Allowance may be used for any hard or soft costs, including but not limited to, architecture, design, construction, engineering, professional fees; the cost of telecommunication and computer lines and cabling; the cost of ceilings and lighting (including but not limited to LED lighting and items related to sustainability issues such as motion sensors); floors and floor coverings; partitioning doors and hardware; painting and wall covering, HVAC air filter system and controls; VAV boxes and duct distribution; systems and equipment; sprinkler adjustments, construction drawings, and permits.
          7.4 Subtenant may, (1) submit periodic draw requests from Landlord for payment from the TI Allowance no more often than once every thirty (30) days and each such request shall be made at least fifteen (15) days prior to the expected draw payment is to be made (each such payment, a “Draw”), or (2) to the extent that Subtenant has not received a Draw for a period of at least thirty (30) days, Subtenant may request that a portion of the TI Allowance be applied to Subtenant’s monthly Base Rent payment next due and owing after providing Landlord with fifteen (15) days written notice (the “Rent Credit”), provided however, Subtenant shall not be entitled to request a Rent Credit be applied to consecutive monthly Base Rent payments. The TI Allowance will be paid toward each Draw request subject to Landlord’s receipt of an appropriate lien waiver from Subtenant’s applicable Approved Contractor. In no event shall Landlord be liable to pay for any amount in excess of the TI Allowance.
     8. Base Expense Year. Effective on January 1, 2013 and continuing for the remainder of the Term, the Base Expense Year shall be January 1, 2012 through December 31, 2012. Commencing on January 1, 2013, the Expense Year shall operate on a calendar year basis.
     9. Base Tax Year. Effective on January 1, 2013 and continuing for the remainder of the Term, the Base Tax Year shall be January 1, 2012 through December 31, 2012. Commencing on January 1, 2013, the Tax Year shall operate on a calendar year basis.
     10. Subtenant’s Reaffirmation. So as to avoid any uncertainty as to whether this Fourth Amendment in any way alters, diminishes or terminates Section 15 H of the Sublease, Confession of Judgment, Subtenant agrees and hereby affirms that the following provision remains in full force and effect.
          JUDGMENT IN EJECTION. FOR VALUE RECEIVED AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT HEREUNDER OR UPON TERMINATION OF THE TERM OF THIS LEASE OR OTHER TERMINATION OF THIS LEASE DURING THE TERM OR ANY RENEWAL THEREOF, TENANT FURTHER AUTHORIZES AND EMPOWERS ANY SUCH ATTORNEY OR PROTHONOTARY (EITHER IN ADDITION TO OR WITHOUT SUCH JUDGMENT FOR THE AMOUNT DUE ACCORDING TO THE TERMS OF THIS LEASE) TO APPEAR FOR TENANT AND ANY OTHER PERSON CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES FILED IN THE COMMONWEALTH OF PENNSYLVANIA, WITH RELEASE OF ALL ERRORS AND

WITHOUT STAY OF EXECUTION. LANDLORD MAY FORTHWITH ISSUE A WRIT OR WRITS OF EXECUTION FOR POSSESSION OF THE PREMISES AND, AT LANDLORD’S OPTION, FOR THE AMOUNT OF ANY JUDGMENT, AND ALL REASONABLE COSTS, INCLUDING THE FEES OF ATTORNEYS AND OTHER PROFESSIONALS AND EXPERTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, WITHOUT NOTICE RE-ENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSONS HOLDING UNDER TENANT FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY THEREOF SHALL BE SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON AND DURING THE CONTINUATION OF ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF CANCELLATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE AMICABLE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION AS AFORESAID.
     11. Brokerage Fee. Subtenant and Landlord hereby represent and warrant that excepting Landmark Commercial Realty, Inc., neither party has dealt with or engaged a broker in connection with the subleasing of the Premises. Landlord shall pay Landmark Commercial Realty, Inc. a commission in the amount of One Million One Hundred Thirty Eight Thousand Five Hundred Ninety Three Dollars ($1,138,593.00) (the “Broker Fee”) within twenty (20) days from the Effective Date of this Fourth Amendment. Subtenant and Landlord agree to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from the any claims or demands of any other broker, agent or finder for any commission or fee alleged to be due in connection with its participation in the procurement of Subtenant or the negotiation with Subtenant of this Sublease.
     12. First Right of First Refusal (TSA). The Sublease is hereby amended to provide Subtenant with the first right of first refusal of that certain space (approximately 14,501 rentable square feet) on the first floor of Building #200 within the Business Park (the “Building #200”), that is as of the Effective Date leased by Landlord to another party (the “TSA Space”) subject to the following terms and conditions. If at any time during the Term, Landlord shall receive a bona fide offer, other than at public auction, from a third party, for the rental of some or all of the TSA Space (the “Identified TSA Space”), which offer Landlord shall desire to accept, Landlord shall promptly deliver to Subtenant a copy of such offer together with an execution draft of an Amendment to the Sublease (wherein the parties shall agree to amend the Sublease to reflect the (i) inclusion of the TSA Space into the “Premises” and (ii) business terms that are unique to the TSA Space) (the “Sublease Amendment/TSA”), and Subtenant may, within fifteen (15) days thereafter, elect to rent the Identified TSA Space on the same business terms as those set forth in such offer, and execute and deliver the Sublease Amendment/TSA to Landlord. If Subtenant shall not accept such offer within the time herein specified therefor, said right of refusal shall cease to exist as to the Identified TSA Space. Notwithstanding the foregoing, if prior to February 1, 2013, Landlord and Subtenant agree to effectuate a Sublease for the TSA Space, in which Subtenant begins paying Base Rent on, or prior to, February 1, 2013, then certain terms and conditions of the TSA Space Sublease shall be as follows:
          12.1 Term. The Term shall end on May 31, 2023.
          12.2 Base Rent. Shall be calculated as follows:

TSA Space Commencement Date to January 31, 2015	$21.75/RSF
February 1, 2015 to January 31, 2018	$22.75/RSF
February 1, 2018 to January 31, 2023	$23.75/RSF
February 1, 2023 to May 31, 2023	$12.88/RSF
          12.3 TI Allowance. $35/RSF based on the TSA Space in its “as is” condition except as indicated on the “Preparation of Premises” schedule attached as Exhibit A.
          12.4 Landlord Expenses. Landlord shall provide and pay for the following services to the TSA Space for the benefit of Subtenant:
               All utilities including electric, real estate taxes, insurance, Building 200 Common Area cleaning and maintenance, snow removal, landscaping, parking lot/deck maintenance, HVAC maintenance (including RTU’s and VAV’s), and trash removal (all subject to an escalation provision with a base year consisting of the calendar year during which the TSA Space Commencement Date occurs). Landlord’s non-escalation expenses include roof and structural repairs.
          12.5 Tenant Expenses. Tenant shall be responsible for its janitorial and internal office repairs and/or replacements.
     13. Right of First Refusal (3rd Floor Building 200). The Sublease is hereby amended to provide Subtenant with the right of first refusal of that certain space (approximately 30,732 rentable square feet) on the third floor of Building #200 within the Business Park that is as of the Effective Date vacant (the “Building 200 ROFR Space”) subject to the following terms and conditions. If at any time during the Term, Landlord shall receive a bona fide offer, other than at public auction, from a third party, for the rental of some or all of the Building 200 ROFR Space (the “Identified Building 200 ROFR Space”), which offer Landlord shall desire to accept, Landlord shall promptly deliver to Subtenant a copy of such offer together with an execution draft of an Amendment to the Sublease (wherein the parties shall agree to amend the Sublease to reflect the (i) inclusion of the Building 200 ROFR Space into the “Premises” and (ii) business terms that are unique to the Building 200 ROFR Space) (the “Sublease Amendment/Building 200 ROFR”), and Subtenant may, within fifteen (15) days thereafter, elect to rent the Identified Building 200 ROFR Space on the same business terms as those set forth in such offer, and execute and deliver the Sublease Amendment/Building 200 ROFR to Landlord. If Subtenant shall not accept such offer within the time herein specified therefor, said right of refusal shall cease to exist as to the Identified Building 200 ROFR Space. Notwithstanding the foregoing, if prior to February 1, 2013, Landlord and Subtenant agree to effectuate a Sublease for the 30,732 RSF of Building 200’s third floor, in which Subtenant begins paying Base Rent on, or prior to,

February 1, 2013, then certain terms and conditions of Building 200’s third floor Sublease shall be as follows:
          13.1 Term. The Sublease Term shall end on May 31, 2023.
          13.2 Base Rent. Shall be calculated as follows:

Building 200 ROFR Space Commencement Date to January 31, 2015	$19.75/RSF
February 1, 2015 to January 31, 2018	$20.75/RSF
February 1, 2018 to January 31, 2023	$21.75/RSF
February 1, 2023 to May 31, 2023	$10.88/RSF
          13.3 TI Allowance. $1,071,000 based on the Building 200 third floor’s “as is” condition except as indicated on “Preparation of Premises” schedule attached as Exhibit A.
          13.4 Landlord Expenses. Landlord shall provide and pay for the following services to the Building 200 third floor space for the benefit of Subtenant:
               All utilities except as specifically excluded in Section 13.5 below,, real estate taxes, insurance, Building 200 Common Area cleaning and maintenance, snow removal, landscaping, parking lot/deck maintenance, HVAC maintenance (RTU’s), and trash removal (all subject to an escalation provision with a base year consisting of the calendar year during which the ROFR Space Commencement Date occurs). Landlord’s non-escalation expenses include roof and structural repairs.
          13.5 Tenant Expenses. Tenant shall be responsible for its electric, janitorial, internal office repairs and/or replacements including HVAC (VAV’s).
     14. Miscellaneous. The following shall be added as Subsection R to Section 34 of the Sublease:
          Access to Premises. Subject to any rules, regulations and directives, including any security plan, promulgated from time to time by the Allegheny County Airport Authority, Allegheny County, the Department of Aviation of Allegheny County, the Federal Aviation Administration or any other federal, state, county or municipal governments and agencies relating to the safe, orderly and secure operation of the Airport, in addition to Section 20 of the Sublease, to the extent that Subtenant is not in Default, Subtenant shall have access to the Premises 24 hours a day, seven days a week.
     15. Savings Clause. Except as expressly modified in this Fourth Amendment, all of the terms, provisions and conditions set forth in the Sublease shall remain in full force and effect, and the Sublease as amended is ratified and confirmed in all respects. Landlord and Subtenant acknowledge that the Sublease is in full force and effect and that Landlord and Subtenant have no claims, defenses or rights of offset with respect to their respective obligations thereunder.
     16. Counterparts. This Fourth Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     17. Conflict. In the event a conflict between the text of the Sublease and terms of this Fourth Amendment, the terms set forth in this Fourth Amendment shall control.
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[SIGNATURE PAGE TO
AMENDMENT NUMBER 4 TO OFFICE SUBLEASE]
     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment Number 4 to Office Sublease as of the date first set forth above.

WITNESS/ATTEST:	LANDLORD:

AIRSIDE BUSINESS PARK, L.P.,
a Pennsylvania limited partnership

	By:	Havenhurst II Corporation,
a Pennsylvania corporation,
its sole general partner

/s/ Linda J. Dryer	By: Name:	/s/ Bruce J. Kongenecker Bruce J. Kongenecker
	Title:	Vice President

SUBTENANT:

MICHAEL BAKER JR., INC.
a Pennsylvania corporation

/s/ Terri A. Vojnovich Assistant Secretary	By: Name:	/s/ Bradley L. Mallory Bradley L. Mallory
	Title:	President & CEO

EXHIBIT A
Landlord’s Work — Preparation of Premises
•	Prepare the premises in broom clean condition and ready for Subtenant Improvement Work.

•	Provide main HVAC duct(s) to the premises.

•	Provide main sprinkler loop to the premises.

•	Scrape, patch and level the floor.

•	Provide tie-ins to building life safety system(s).

•	Provide any electrical and utility metering equipment.

•	Provide fire dampers in the building HVAC ducts entering the premises.

•	Provide common area bathrooms to building standard conditions.

•	Landlord shall provide to the premises window blinds and skylight shades.